Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Angion Biomedica Corp. of our report dated March 30, 2022, relating to the consolidated financial statements of Angion Biomedica Corp. (the “Company”). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Seattle, WA

February 13, 2023